Exhibit 10.6
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 6, 2006, between KAISER ALUMINUM CORPORATION, a Delaware corporation (the “Company”), and Joseph P. Bellino (the “Executive”).
     The Company wishes to continue to employ the Executive, and the Executive wishes to continue his employment with the Company, on the terms and conditions set forth in this Agreement.
     Accordingly, the Company and the Executive hereby agree as follows:
1.	Employment; Duties and Acceptance.
     1.1.     Employment Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company and its and affiliates, in the capacity of executive vice president and chief financial officer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the chief executive officer of the Company or the Board of Directors of the Company (the “Board”); provided, however, that the Executive may serve on the Board of Directors of one other business at any time during the Term that does not compete with the Company and may participate in civic, charitable and industry organizations to the extent that such participation does not materially interfere with the performance of his duties hereunder. The Executive’s title shall be Executive Vice President and Chief Financial Officer, or such other titles of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Board, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States. The Executive shall report to the chief executive officer of the Company.
     1.2.     Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.
     1.3.     Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Foothill Ranch, California or such other location as mutually agreed by the parties, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.
2.	Term of Employment.
     2.1.     Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the date hereof (the “Effective Date”), and shall continue until the earlier of (i) May 15, 2009 and (ii) such earlier date on which the Term is terminated pursuant to Section 4. The Term shall automatically be renewed and extended for successive periods of one (1) year unless either party hereto shall have notified the other party hereto in writing that such extension shall not take effect at least one (1) year prior to the end of the initial Term or of any extension.
3.	Compensation; Benefits.
     3.1.     Salary. As compensation for the services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable monthly in arrears, at the initial annual rate of $350,000 (the “Base Salary”). On each anniversary of the Effective Date or such other appropriate date as may be agreed by the parties during the Term, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased. Once the Base Salary has been increased hereunder, it shall not be decreased without the Executive’s consent. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.
     3.2.     Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, if the Company achieves 100% or more of the Company’s target objectives for a fiscal year of the Company, such target objectives which are recommended by the Executive and approved by the Compensation Committee of the Board (the “Compensation Committee”) not later than March 31 of such year, the Executive shall receive an annual bonus (an “Annual Bonus”) equal to the product of (i) the Executive’s Base Salary at the rate in effect at the end of such fiscal year and (ii) 50%. Should the Company achieve such target objectives in a fiscal year which are significantly beyond expectations for the Company’s performance for such year, the 50% multiplier set forth in clause (ii) of the preceding sentence shall be increased up to a maximum of 300% of the target bonus opportunity (or 150% of Base Salary). A formula will be established to provide for recognition of threshold objectives below such target objectives and for pro rata awards between the threshold award opportunity and the maximum award opportunity. Any Annual Bonus earned hereunder shall be payable not later than the 15th day of the third month following the end of the fiscal year to which it relates. The Annual Bonus for 2006 shall not be prorated for the portion of the year Executive is actually employed by the Company.
     In the event that the Executive’s employment shall terminate other than on a date which is the last day of a fiscal year of the Company, the Executive’s target Annual Bonus with respect to the fiscal year in which employment terminates shall be prorated for the actual number of days of the Executive’s employment under this Agreement during the fiscal year in which occurs the Executive’s termination of employment, and such Annual Bonus shall be payable to the Executive within ten (10) business days following such termination of employment. Notwithstanding the foregoing, the Executive shall be entitled to no Annual Bonus in respect of or the fiscal year of the Company in which his Employment terminates if such termination is pursuant to Section 4.4.
     3.3.     Emergence Grant. As of the Effective Date, the Executive will be awarded a one-time grant of 15,000 shares of restricted stock of the Company, subject to a three-year cliff vesting schedule and other customary restrictions that shall lapse on the third anniversary of the date of such award or earlier upon a Change of Control or the Executive’s retirement, death, Disability, termination of employment under this Agreement other than for Cause or termination by the Executive for Good Reason. For purposes of this Section 3.3, the term “retirement” means the Executive’s termination of employment for any reason at or after the earlier of age 65.
     3.4.     Incentive Compensation. For fiscal year 2007 and each fiscal year thereafter, the Executive will be eligible to receive grants of long-term incentive compensation, including, but not limited to equity awards (such as restricted stock, stock options and performance shares) having a target economic value of $450,000 for the fiscal year, on similar terms as grants made to senior executives.
     3.5.     Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of Executive’s services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
     3.6.     Vacation. During each year of the Term, the Executive shall be entitled to a paid vacation period or periods of four (4) weeks taken in accordance with applicable vacation policy as in effect from time to time.
     3.7.     Benefits; Perquisites. During the Term, the Executive shall be entitled to participate in those retirement plans, deferred compensation plans, group insurance, life, medical, dental, disability and other benefit plans of the Company at the same level as those benefits are provided by the Company from time to time to senior executives of the Company generally. Also, during the Term, the Executive shall be entitled to fringe benefits and perquisites at the same level as those benefits are provided by the Company from time to time to senior executives of the Company generally. However, nothing herein shall require the Company to establish and/or maintain any such plans. Upon the Effective Date, Executive shall be entitled to a car allowance under the Runzheimer Car Allowance Program and a membership at the Country Club at Coto.
4. Termination.
     4.1.     General. Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or his estate or beneficiary, as the case may be, (i) Base Salary earned through the date of such termination; (ii) except in the case of a termination described in Section 4.4, any earned, but unpaid, annual cash incentive or other incentive awards, including the Executive’s Annual Bonus earned pursuant to Section 3.2; (iii) a payment representing the Executive’s accrued but unpaid vacation; (iv) any vested, but not forfeited benefits on the date of such termination under the Company’s employee benefit plans, as determined in accordance with the terms of such plans but subject to the provisions of Section 3.3 and 3.4; and (v) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans.
     4.2.     Death. If the Executive shall die during the Term, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except for those payments and benefits described in Section 4.1. All outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.3 and 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination.
     4.3.     Disability. If during the Term the Executive shall become physically or mentally disabled (a “Disability”), whether totally or partially, such that the Executive is unable to perform the Executive’s principal services hereunder for a period of not less than ninety (90) consecutive days, the Company may at any time after the last day of such period (provided that such disability is continuing), by written notice to the Executive, terminate the Term. Upon termination under this Section 4.3, all outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.3 and 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination. In addition to those payments and benefits described in Section 4.1, the Executive shall be entitled to payments made to the Executive pursuant to a Company insurance plan.
     4.4.     For Cause; Without Good Reason. If the Company terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Term shall terminate immediately and (i) the Executive shall be entitled to receive no further amounts or benefits hereunder, except those payments and benefits described in Section 4.1 or as required by law, (ii) all unvested equity grants pursuant to Section 3.3 and 3.4 shall be immediately forfeited, and (iii) all vested but unexercised equity grants shall be forfeited on the date which is ninety (90) days following such termination. For purposes of this Agreement, “Cause” shall mean the Executive (A) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations); (B) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to the Company, or (C) materially breaching this Agreement which the Executive does not cure within thirty (30) days after the Company provides written notice of such breach to the Executive. The Executive shall not terminate his employment without Good Reason prior to the date which is thirty (30) days following the date on which the Executive provides written notice of such termination to the Company; provided, however, that the Company may waive such notice period in writing.
     4.5.     Without Cause; For Good Reason. If during the Term the Company terminates the Executive’s employment without Cause or if the Executive terminates his employment with Good Reason, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder other than his Accrued Benefits, except: (i) the Company shall make a lump sum payment to the Executive within ten (10) business days of such termination in an amount equal to two hundred percent (200%) of the sum of the Base Salary for the fiscal year in which occurs the Executive’s termination of employment; (ii) continuing receipt of group insurance, life, medical, dental, disability and other similar benefits described in Section 3.7 (to the extent to which such are in place from time to time, but excluding perquisites) during the twenty-four month period commencing on the date of such termination; and (iii) all outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.3 and 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination.

     For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following during the Term: (A) any reduction in the Executive’s Base Salary, target bonus opportunity or benefits pursuant to Section 3 of this Agreement without the Executive’s prior consent; (B) a material change in the Executive’s position causing it to be of materially less stature or responsibility, or a change in the Executive’s duties, authorities, responsibilities or reporting relationship, but in each case only if the Company does not cure such change within thirty (30) days after the Executive provides written notice of such change to the Company; or (C) the Company materially breaches this Agreement and does not cure such breach within thirty (30) days after the Executive provides written notice of such breach to the Company. The Company shall not terminate the Executive’s employment without Cause prior to the date which is thirty (30) days following the date on which the Company provides written notice of such termination to the Executive; provided, however, that the Executive may waive such notice period in writing.
     Notwithstanding anything to the contrary in clause (i) immediately above, if the Executive constitutes a “key employee” as defined in Section 416(i) of the Internal Revenue Code and as applied under Section 409A of the Internal Revenue Code at such termination, the payment under clause (i) immediately above shall be paid on the first business day following the sixth month anniversary of the Executive’s termination of employment if necessary to comply with Section 409A of the Internal Revenue Code and regulations issued thereunder.
     4.6.     Change of Control.
          4.6.1     In the event of a Change of Control, the Executive shall become fully vested in all outstanding equity grants as of the date of the Change of Control. In addition to those payments and benefits described in Section 4.1, if during the Term the Company terminates the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, in each case within two (2) years following a Change of Control or the Effective Date, whichever is later, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder other than his Accrued Benefits, except: (i) the Company shall make a lump sum payment to the Executive within ten (10) business days of such termination in an amount equal to three hundred percent (300%) of the sum of the Base Salary plus target Annual Bonus opportunity for the fiscal year in which occurs the Executive’s termination of employment; (ii) continuing receipt of group insurance, life, medical, dental, disability and other similar benefits described in Section 3.7 (to the extent to which such are in place from time to time, but excluding perquisites) during the thirty-six month period commencing on the date of each termination; (iii) any previously unvested grants shall become exercisable and all outstanding grants shall remain exercisable for the period commencing on the date of such termination through the earlier the second anniversary of such termination; and (iv) the payment required, if any, pursuant to Section 4.6.3. If the Executive constitutes a “key employee” as defined in Section 416(i) of the Internal Revenue Code and as applied under Section 409A of the Internal Revenue Code at such termination of employment, the payment due under clause (i) immediately above shall be paid on the first business day following the sixth month anniversary of Executive’s termination of employment if necessary to comply with Section 409A of the Internal Revenue Code and regulations issued thereunder.

          4.6.2     For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation, issuance of securities pursuant to the Plan of Reorganization, purchase or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) other than the Union VEBA Trust becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the aggregate voting power of all classes of common equity of the Company, except if such Person is (w) a subsidiary of the Company, (x) an employee benefit plan for employees of the Company or (y) a company formed to hold the Company’s common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company; or (iii) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board. The parties recognize that a Change of Control may occur contemporaneous with or prior to the Company’s emergence from bankruptcy or the Effective Date.
          4.6.3.     If it shall be determined that any payment or distribution of any type to or in respect of the Executive made directly or indirectly by the Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Internal Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.
          4.6.4     All computations and determinations relevant to Section 4.6.3 and this 4.6.4 shall be made by an independent accounting firm selected and reimbursed by the Company (The “Accounting Firm”), subject to the Executive’s consent (not to be unreasonably withheld), which firm may be the Company’s accountants. Such determination shall include whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall determine that no Gross-Up Payment is required if the Accounting Firm is able to conclude that no “Change of Control” has occurred (within the meaning of Section 280G of the Code). If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and the Executive by no later than ten (10) days following its Determination, if applicable, or such earlier time as is requested by the

Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return.
          4.6.5     If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.
          4.6.6     As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive.
          4.6.7     In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 4.6, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.
          4.6.8     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claim (for the sake of clarity, if the Internal Revenue Service is successful in any such claim or the Executive reaches a final settlement with the Internal Revenue Service with respect to such claim (after having afforded the Company, at its expense, the opportunity to control the defense of such claim), the amount of the Excise Tax resulting from such successful claim or settlement shall be determinative as to whether or not there has been an Underpayment or an Overpayment for purposes of Section 4.6.6).

          4.6.9     Without limiting the intent of this Section 4.6.9 to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, all determinations by the Accounting Firm shall be made with a view to minimizing the application of Sections 280G and 4999 of the Code of any of the Total Payments, subject, however, to the following: the Accounting Firm shall make its determination on the basis of substantial authority and shall provide opinions to that effect to both the Company and the Executive upon the request of either of them.
     4.7.     End of Term. If the Company notifies the Executive that the Term will not be extended in accordance with the provisions of Section 2.1, the Executive shall be entitled to no further payments or benefits, except for those payments and benefits described in Section 4.1. All outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.3 and 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the expiration of the Term and continuing through the second anniversary of the end of the Term.
     4.8.     No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise to mitigate the obligations of the Company under this Agreement.
5.	Protection of Confidential Information; Non-Competition.
     5.1.     The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:
          5.1.1     Except in the course of performing the Executive’s duties provided for in Section 1.1, not at any time, whether before, during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company.

          5.1.2     to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.
     5.2.     In consideration of the Company’s entering into this Agreement, the Executive agrees that at all times during the Term and thereafter, until the first anniversary of the date of the termination of the Term for any reason, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):
          5.2.1     provide services to a “Competitor” (as defined below), as an officer, director, shareholder, owner, partner, joint venturer, or in any other capacity, whether as an executive, independent contractor, consultant, advisor, or sales representative; or
          5.2.2     call upon any Person who is or that is, at such date of termination, engaged in activity on behalf of the Company or any affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such affiliate.
     For purposes of this Agreement, “Competitor” means, on any date, a person or entity that is primarily engaged in a material line of business conducted by the Company.
     5.3.     If the Executive commits a breach of any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive with respect to the attempted or threatened breach, it being agreed that each of such rights and remedies shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
     5.4.     If any of the covenants contained in Section 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
     5.5.     The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.
     5.6.     If any of the covenants contained in Section 5.1 or 5.2, or any part thereof are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

     5.7.     The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.
6.	Inventions and Patents.
     The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.
7.	Intellectual Property.
     Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.
8.	Indemnification.
     In addition to any rights to indemnification to which the Executive is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount customary for corporations similar in size and value to the Company and engaged in business activities similar to the business activities of the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall maintain during the Term and thereafter insurance coverage sufficient to satisfy any indemnification obligation of the Company arising under this Section 8.
9.	Notices.
     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
     If to the Company, to:

Kaiser Aluminum Corporation 27422 Portola Parkway, Suite 350 Foothill Ranch, California 92610 Attn: General Counsel
     If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.
10.	General.
     10.1.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made between residents thereof and to be performed entirely in Delaware.
     10.2.     The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     10.3.     This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including that certain Employment Agreement effective as of May 15, 2006, between Executive and Kaiser Aluminum & Chemical Corporation, a Delaware corporation. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
     10.4.     This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the

Executive’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee. In this regard, the parties acknowledge that Executive shall be employed by the Company’s subsidiary, Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company (“KAFP”), and that while Executive is employed by KAFP, KAFP shall assume the payment obligations of the Company under this Agreement subject to the proviso set forth above in the preceding sentence which states that the Company shall not be relieved of its obligations hereunder to the extent that the obligations assumed by KAFP are not timely discharged by KAFP.
     10.5.     The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.
     10.6.     This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breath, or a waiver of the breach of any other term or covenant contained in this Agreement.
     10.7.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
11.	Dispute Resolution.
     Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive’s employment by the Company shall be settled by arbitration with one arbitrator. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Orange County, California, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in California. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver of the right or obligation to arbitrate hereunder. The Company shall pay or promptly reimburse the Executive for all reasonable costs, fees and expenses relating to such dispute, including reasonable legal fees.

12.	Subsidiaries; Affiliates; and Benefits.
     As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question; and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question; and references to “benefits” and “benefit plans” shall include the benefits provided by the Company and the Company’s subsidiaries from time to time to senior executives of the Company generally and the underlying plans.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KAISER ALUMINUM CORPORATION
By:	/s/ John M. Donnan
	Name:	John M. Donnan
	Title:	Vice President, Secretary & General Counsel

/s/ Joseph P. Bellino
Joseph P. Bellino

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